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Exhibit 99.1

Dividend Capital Announces the Signing of a Purchase and Sale Agreement to
Acquire 750,000 Square Foot Distribution Facility in Nashville, TN

        Denver, May 29, 2003 /PRNewswire/—Dividend Capital Trust announced today that it has executed a contract to acquire a newly constructed 750,000 square foot distribution facility leased long term to a subsidiary of Bridgestone/Firestone in Nashville, Tennessee. Bridgestone Corporation, the Japanese parent company, is the largest tire and rubber company in the world.

        Dividend Capital's President and Chief Executive Officer, Evan H. Zucker, commented, "This purchase is representative of our strategy to acquire high-quality industrial properties throughout the United States."

        The building is a 650 foot deep cross-dock facility completed in March 2003 and features 30' clear height, extensive trailer storage and is expandable to 1.0 million square feet. The facility anchors a new distribution park which will contain over 2.0 million square feet of space at full build-out. The building was developed for Bridgestone/Firestone by Panattoni Development, a leading national developer of distribution space.

        Together with the Memphis facility acquisition announced yesterday, Dividend Capital has executed contracts to acquire 1.1 million square feet of industrial properties with a weighted-average occupancy of 98.0% for a total combined purchase price of approximately $37.8 million.

        The closing of this acquisition, which is expected to take place next week, remains subject to certain conditions and Dividend Capital cannot guarantee that the acquisition will be completed.

        Dividend Capital Trust, a Denver-based industrial Real Estate Investment Trust (REIT), is committed to becoming a leader in providing quality distribution space to its customers across the country. Dividend Capital expects to achieve this through the acquisitions of high quality facilities in major distribution markets and through strategic alliances with leading developers. For additional information on Dividend Capital, please visit our web site at http://www.dividendcapital.com.

        This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Dividend Capital Trust's control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to identify and acquire properties on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes and other risks and uncertainties detailed from time to time in Dividend Capital Trust's filings with the Securities and Exchange Commission.

For Immediate Release	Contact:
May 29, 2003	Dividend Capital/303-228-2200
www.dividendcapital.com

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Dividend Capital Announces the Signing of a Purchase and Sale Agreement to Acquire 750,000 Square Foot Distribution Facility in Nashville, TN